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               EXHIBIT 21. SUBSIDIARIES OF FIRST COMMUNITY BANCORP


First Community Bank of the Desert, a California Corporation
Rancho Santa Fe National Bank, a California Corporation
First Professional Bank, N.A., a California Corporation
Desert Community Properties, a California Corporation